Exhibit 99.1

Contacts:	Emily Tadano, VP Investor Relations and ESG
(480) 515-8979 (office)
investors@meritagehomes.com

Meritage Homes reports second quarter 2023 results including record second quarter closing units and home closing revenue and 24.4% home closing gross margin

SCOTTSDALE, Ariz., July 27, 2023 - Meritage Homes Corporation (NYSE: MTH), the fifth-largest U.S. homebuilder, reported second quarter results for the period ended June 30, 2023.

Summary Operating Results (unaudited)
(Dollars in thousands, except per share amounts)

	Three Months Ended June 30,			Six Months Ended June 30,
	2023	2022	% Chg	2023	2022	% Chg
Homes closed (units)	3,490	3,221	8%	6,387	6,079	5%
Home closing revenue	$1,543,021	$1,408,947	10%	$2,804,944	$2,654,403	6%
Average sales price — closings	$442	$437	1%	$439	$437	—%
Home orders (units)	3,340	3,767	(11)%	6,827	7,641	(11)%
Home order value	$1,474,713	$1,809,870	(19)%	$2,981,606	$3,577,580	(17)%
Average sales price — orders	$442	$480	(8)%	$437	$468	(7)%
Ending backlog (units)				3,772	7,241	(48)%
Ending backlog value				$1,687,536	$3,438,853	(51)%
Average sales price — backlog				$447	$475	(6)%
Earnings before income taxes	$239,524	$331,695	(28)%	$404,827	$617,578	(34)%
Net earnings	$186,836	$250,084	(25)%	$318,137	$467,338	(32)%
Diluted EPS	$5.02	$6.77	(26)%	$8.56	$12.55	(32)%

MANAGEMENT COMMENTS
"Homebuying demand in the second quarter of 2023 remained strong as homebuyers acclimated to the higher mortgage interest rates. The new home market continues to benefit from the sustained shortage of resale homes and favorable demographic trends, translating to quarterly sales per community near our absorption target of 4 net sales per month," said Steven J. Hilton, executive chairman of Meritage Homes. "In the second quarter of 2023, our nearly 90% backlog conversion driven by our spec strategy led to our highest second quarter of home closings and home closing revenue."

"Home closings were 3,490 this quarter, 8% greater than prior year, highlighting our effort to improve cycle times. Nearly 1,100 homes were sold and delivered within the quarter from our available inventory of completed and near-completed homes," added Phillippe Lord, chief executive officer of Meritage Homes. "Our second quarter 2023 home closing revenue of $1.5 billion combined with a strong home closing gross margin of 24.4% and SG&A leverage of 9.6% led to diluted EPS of $5.02 this quarter."

"Given the healthy demand environment, our second quarter 2023 sales orders totaled 3,340 homes, which was 11% lower year-over-year. This decline resulted from the pull-forward of sales in the prior year, as we were one of the first builders at that time to offer expansive rate locks. In the second quarter of 2022, Meritage was one of only two builders with positive year-over-year sales order growth,” Mr. Lord continued. “The second quarter 2023 average absorption pace of 3.9 per month was down from 4.4 per month in the prior year. Timing of community openings and closings impacted the calculation of the current quarter's sales orders pace.”

"We ended the quarter with 291 active communities at June 30, 2023, which was 5% higher sequentially compared to March 31, 2023, yet 4% lower than prior year's 303 active communities. During the quarter, we invested in growth, spending $409 million on land acquisition and development. Approximately 2,800 net new lots were secured, more than doubling year-over-year, bringing our total lot supply to nearly 60,000 at June 30, 2023 or 4.1 years supply," said Mr. Lord.

"We continue to generate positive cash flow and return capital to shareholders via our $0.27 per share cash dividend this quarter," remarked Mr. Lord. "Since we had nothing drawn under our credit facility, $1.2 billion of cash and a negative net debt-to-capital of (0.2)% at June 30, 2023, we feel confident that we have ample liquidity and a strong balance sheet."

Mr. Lord concluded, "As the housing market continues to normalize, we are projecting 13,300-13,800 home closings for full year 2023, which we anticipate will generate home closing revenue of $5.85-6.07 billion. Home closing gross margin is projected to be in the low 24% range. With an estimated effective tax rate of 22.5%, we expect diluted EPS to be in the range of $19.12-19.80 for full year 2023."

SECOND QUARTER RESULTS

•Orders of 3,340 homes for the second quarter of 2023 decreased 11% year-over-year, reflecting an 11% decrease in average absorption pace to 3.9 per month from 4.4 per month in the second quarter of 2022. Second quarter 2023 average community count remained consistent with prior year. Entry-level represented 85% of second quarter 2023 sales orders, which compared to 86% in the prior year. Average sales price ("ASP") on orders in the second quarter of 2023 of $442,000 was down 8% from the second quarter of 2022.

•The 10% year-over-year increase in home closing revenue to $1.5 billion resulted from 8% higher home closing volume and a 1% increase in ASP on closings due to a greater number of closings in higher ASP markets.

•Home closing gross margin declined 720 bps to 24.4% in the second quarter 2023 from 31.6% in the prior year from greater sales incentives and continued elevated direct costs. Our use of mortgage rate locks and buy-downs did not begin to impact our home closing gross margins until the latter half of 2022.
•Selling, general and administrative expenses ("SG&A") as a percentage of second quarter 2023 home closing revenue of 9.6% deteriorated 130 bps from 8.3% in the second quarter of 2022 as a result of higher broker commissions and marketing costs, which reflect the current sales environment, although sequentially marketing costs decreased from the first quarter of 2023.

•Second quarter 2023 other income, net of $12.9 million increased from an expense of $0.5 million in 2022, and consists mainly of higher interest income earned on a larger cash balance.

•The second quarter effective income tax rate was 22.0% in 2023 compared to 24.6% in 2022. The 2023 rate benefited from earned eligible energy tax credits on qualifying homes under the Internal Revenue Code's Inflation Reduction Act ("IRA"). There was no such benefit recognized in the second quarter of 2022.

•Net earnings were $186.8 million ($5.02 per diluted share) for the second quarter of 2023, a 25% decrease from $250.1 million ($6.77 per diluted share) for the second quarter of 2022. Lower gross margin and deleveraging of overhead were partially offset by increased home closing revenue and the favorable tax rate, which resulted in a 26% year-over-year decrease in diluted EPS.

YEAR TO DATE RESULTS

•Total sales orders for the first half of 2023 decreased 11% over the prior year, driven by an 11% decrease in average absorption pace and a slight increase in average communities compared to the first half of 2022.

•Home closing revenue increased 6% in the first half of 2023 to $2.8 billion due to a 5% increase in home closing volume and slight increase in ASP on closings due to geographic mix.

•Home closing gross margin declined 750 bps to 23.5% in the first half of 2023 from 31.0% in the prior year as a result of greater sales incentives and continued elevated direct costs. Our use of mortgage rate locks and buy-downs did not begin to impact our home closing gross margins until the second half of 2022.

•SG&A expenses of 9.9% of home closing revenue deteriorated from 8.4% in the prior year given higher broker commissions and marketing costs.

•The first half 2023 other income, net of $21.7 million increased from an expense of $0.8 million in 2022, due to higher interest income earned on a larger cash balance.

•The effective tax rate for the first half of 2023 was 21.4%, compared to 24.3% for the first half of 2022. The 2023 rate benefited from earned eligible energy tax credits on qualifying homes under the IRA. There was no such benefit recognized in the first half of 2022.

•Net earnings were $318.1 million ($8.56 per diluted share) for the first half of 2023, a 32% decrease from $467.3 million ($12.55 per diluted share) for the first half of 2022, primarily reflecting lower gross margin and deleveraging of overhead, partially offset by higher home closing revenue and the favorable tax rate.

BALANCE SHEET

•Cash and cash equivalents at June 30, 2023 totaled $1.2 billion, compared to $861.6 million at December 31, 2022, primarily as a result of retained cash from earnings over the past year.
•A total of about 60,000 lots were owned or controlled as of June 30, 2023, compared to approximately 71,000 total lots at June 30, 2022. We added over 2,800 net new lots in the second quarter of 2023, representing an estimated 26 future communities, all of which are for entry-level product.
•Debt-to-capital and net debt-to-capital ratios were 21.4% and (0.2)%, respectively, at June 30, 2023, which compared to 22.6% and 6.8%, respectively, at December 31, 2022.
•The Company declared and paid cash dividends of $0.27 per share in the second quarter of 2023, totaling $9.9 million. Year to date, $19.9 million was paid in dividends.
•The Company repurchased 93,297 shares of stock for a total of $10.0 million during the first half of 2023. There were no share repurchases during the current quarter. As of June 30, 2023, $234.1 million remained available to repurchase under our authorized share repurchase program.

CONFERENCE CALL
Management will host a conference call to discuss its second quarter 2023 results at 8:00 a.m. Pacific Daylight Time (11:00 a.m. Eastern Daylight Time) on Friday, July 28, 2023. The call will be webcast live with an accompanying slideshow available on the "Investor Relations" page of the Company's website at https://investors.meritagehomes.com. Telephone participants will be able to join by dialing in to 1-877-407-6951 US toll free or 1-412-902-0046 on the day of the call.
A replay of the call will be available via webcast beginning at approximately 11:00 a.m. Pacific Daylight Time (2:00 p.m. Eastern Daylight Time) on July 28, 2023 and extending through August 10, 2023, at
https://investors.meritagehomes.com.

Meritage Homes Corporation and Subsidiaries
Consolidated Income Statements
(In thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,
	2023	2022	Change $	Change %
Homebuilding:
Home closing revenue	$1,543,021	$1,408,947	$134,074	10%
Land closing revenue	24,379	3,434	20,945	610%
Total closing revenue	1,567,400	1,412,381	155,019	11%
Cost of home closings	(1,166,041)	(964,208)	201,833	21%
Cost of land closings	(24,202)	(2,784)	21,418	769%
Total cost of closings	(1,190,243)	(966,992)	223,251	23%
Home closing gross profit	376,980	444,739	(67,759)	(15)%
Land closing gross profit	177	650	(473)	(73)%
Total closing gross profit	377,157	445,389	(68,232)	(15)%
Financial Services:
Revenue	6,210	5,139	1,071	21%
Expense	(2,972)	(2,581)	391	15%
(Loss)/earnings from financial services unconsolidated entities and other, net	(5,795)	1,521	(7,316)	(481)%
Financial services (loss)/profit	(2,557)	4,079	(6,636)	(163)%
Commissions and other sales costs	(95,798)	(69,383)	26,415	38%
General and administrative expenses	(52,140)	(47,932)	4,208	9%
Interest expense	—	—	—	—%
Other income/(expense), net	12,862	(458)	13,320	(2,908)%
Earnings before income taxes	239,524	331,695	(92,171)	(28)%
Provision for income taxes	(52,688)	(81,611)	(28,923)	(35)%
Net earnings	$186,836	$250,084	$(63,248)	(25)%

Earnings per common share:
Basic			Change $ or shares	Change %
Earnings per common share	$5.08	$6.82	$(1.74)	(26)%
Weighted average shares outstanding	36,765	36,647	118	—%
Diluted
Earnings per common share	$5.02	$6.77	$(1.75)	(26)%
Weighted average shares outstanding	37,191	36,962	229	1%

Meritage Homes Corporation and Subsidiaries
Consolidated Income Statements
(In thousands, except per share data)
(Unaudited)

	Six Months Ended June 30,
	2023	2022	Change $	Change %
Homebuilding:
Home closing revenue	$2,804,944	$2,654,403	$150,541	6%
Land closing revenue	41,764	44,912	(3,148)	(7)%
Total closing revenue	2,846,708	2,699,315	147,393	5%
Cost of home closings	(2,145,503)	(1,832,015)	313,488	17%
Cost of land closings	(40,147)	(33,469)	6,678	20%
Total cost of closings	(2,185,650)	(1,865,484)	320,166	17%
Home closing gross profit	659,441	822,388	(162,947)	(20)%
Land closing gross profit	1,617	11,443	(9,826)	(86)%
Total closing gross profit	661,058	833,831	(172,773)	(21)%
Financial Services:
Revenue	11,941	9,811	2,130	22%
Expense	(6,039)	(5,093)	946	19%
(Loss)/earnings from financial services unconsolidated entities and other, net	(5,536)	2,695	(8,231)	(305)%
Financial services profit	366	7,413	(7,047)	(95)%
Commissions and other sales costs	(178,644)	(134,923)	43,721	32%
General and administrative expenses	(99,659)	(87,927)	11,732	13%
Interest expense	—	(41)	(41)	(100)%
Other income/(expense), net	21,706	(775)	22,481	(2,901)%
Earnings before income taxes	404,827	617,578	(212,751)	(34)%
Provision for income taxes	(86,690)	(150,240)	(63,550)	(42)%
Net earnings	$318,137	$467,338	$(149,201)	(32)%

Earnings per common share:
Basic			Change $ or shares	Change %
Earnings per common share	$8.67	$12.69	$(4.02)	(32)%
Weighted average shares outstanding	36,715	36,820	(105)	—%
Diluted
Earnings per common share	$8.56	$12.55	$(3.99)	(32)%
Weighted average shares outstanding	37,149	37,239	(90)	—%

Meritage Homes Corporation and Subsidiaries
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	June 30, 2023	December 31, 2022
Assets:
Cash and cash equivalents	$1,163,243	$861,561
Other receivables	210,068	215,019
Real estate (1)	4,348,600	4,358,263
Deposits on real estate under option or contract	70,984	76,729
Investments in unconsolidated entities	12,451	11,753
Property and equipment, net	47,312	38,635
Deferred tax asset, net	45,036	45,452
Prepaids, other assets and goodwill	167,947	164,689
Total assets	$6,065,641	$5,772,101
Liabilities:
Accounts payable	$276,123	$273,267
Accrued liabilities	336,098	360,615
Home sale deposits	49,779	37,961
Loans payable and other borrowings	11,204	7,057
Senior notes, net	1,144,142	1,143,590
Total liabilities	1,817,346	1,822,490
Stockholders' Equity:
Preferred stock	—	—
Common stock	368	366
Additional paid-in capital	328,277	327,878
Retained earnings	3,919,650	3,621,367
Total stockholders’ equity	4,248,295	3,949,611
Total liabilities and stockholders’ equity	$6,065,641	$5,772,101
(1) Real estate – Allocated costs:
Homes under contract under construction	$987,983	$822,428
Unsold homes, completed and under construction	932,984	1,155,543
Model homes	113,919	97,198
Finished home sites and home sites under development	2,313,714	2,283,094
Total real estate	$4,348,600	$4,358,263

Meritage Homes Corporation and Subsidiaries
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Six Months Ended June 30,
	2023	2022
Cash flows from operating activities:
Net earnings	$318,137	$467,338
Adjustments to reconcile net earnings to net cash provided by/(used in) operating activities:
Depreciation and amortization	11,196	11,723
Stock-based compensation	10,401	10,045
Equity in earnings from unconsolidated entities	(2,882)	(2,145)
Distribution of earnings from unconsolidated entities	3,418	2,339
Other	2,148	(601)
Changes in assets and liabilities:
Decrease/(increase) in real estate	14,950	(729,450)
Decrease/(increase) in deposits on real estate under option or contract	5,491	(7,288)
Decrease/(increase) in other receivables, prepaids and other assets	8,962	(90,419)
(Decrease)/increase in accounts payable and accrued liabilities	(27,754)	113,421
Increase in home sale deposits	11,818	18,210
Net cash provided by/(used in) operating activities	355,885	(206,827)
Cash flows from investing activities:
Investments in unconsolidated entities	(1,277)	(5,653)
Distributions of capital from unconsolidated entities	43	—
Purchases of property and equipment	(21,134)	(12,852)
Proceeds from sales of property and equipment	228	247
Maturities/sales of investments and securities	750	1,032
Payments to purchase investments and securities	(750)	(1,032)
Net cash used in investing activities	(22,140)	(18,258)
Cash flows from financing activities:
Repayment of loans payable and other borrowings	(2,209)	(11,800)
Dividends paid	(19,854)	—
Repurchase of shares	(10,000)	(109,303)
Net cash used in financing activities	(32,063)	(121,103)
Net increase/(decrease) in cash and cash equivalents	301,682	(346,188)
Beginning cash and cash equivalents	861,561	618,335
Ending cash and cash equivalents	$1,163,243	$272,147

Meritage Homes Corporation and Subsidiaries
Operating Data
(Dollars in thousands)
(Unaudited)

	Three Months Ended June 30,
	2023			2022
	Homes		Value	Homes	Value
Homes Closed:
West Region	997	997	519,217	925	486,078
Central Region	1,094		456,801	1,048	422,327
East Region	1,399		567,003	1,248	500,542
Total	3,490		$1,543,021	3,221	$1,408,947
Homes Ordered:
West Region	990		515,325	1,075	632,227
Central Region	1,065		440,377	1,096	491,394
East Region	1,285		519,011	1,596	686,249
Total	3,340		$1,474,713	3,767	$1,809,870

	Six Months Ended June 30,
	2023		2022
	Homes	Value	Homes	Value
Homes Closed:
West Region	1,782	936,539	1,789	949,502
Central Region	2,142	881,681	1,921	770,155
East Region	2,463	986,724	2,369	934,746
Total	6,387	$2,804,944	6,079	$2,654,403
Homes Ordered:
West Region	2,276	1,151,261	2,180	1,245,576
Central Region	2,138	860,898	2,392	1,039,961
East Region	2,413	969,447	3,069	1,292,043
Total	6,827	$2,981,606	7,641	$3,577,580
Order Backlog:
West Region	1,366	669,636	2,257	1,259,771
Central Region	959	401,601	2,349	1,042,689
East Region	1,447	616,299	2,635	1,136,393
Total	3,772	$1,687,536	7,241	$3,438,853

	Three Months Ended June 30,				Six Months Ended June 30,
	2023		2022		2023		2022
	Ending	Average	Ending	Average	Ending	Average	Ending	Average
Active Communities:
West Region	98	97.0	107	94.0	98	96.0	107	88.7
Central Region	82	82.0	80	77.5	82	81.7	80	76.1
East Region	111	105.5	116	114.0	111	102.4	116	112.1
Total	291	284.5	303	285.5	291	280.1	303	276.9

We aggregate our homebuilding operating segments into reporting segments based on similar long-term economic characteristics and geographical proximity. Our three reportable homebuilding segments are as follows:
•West: Arizona, California, Colorado, and Utah
•Central: Texas
•East: Florida, Georgia, North Carolina, South Carolina, and Tennessee

Meritage Homes Corporation and Subsidiaries
Supplement and Non-GAAP information
(Unaudited)

Supplemental Information (Dollars in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Depreciation and amortization	$5,988	$5,964	$11,196	$11,723

Summary of Capitalized Interest:
Capitalized interest, beginning of period	$62,452	$59,082	$60,169	$56,253
Interest incurred	15,144	15,171	30,174	30,384
Interest expensed	—	—	—	(41)
Interest amortized to cost of home and land closings	(16,518)	(12,794)	(29,265)	(25,137)
Capitalized interest, end of period	$61,078	$61,459	$61,078	$61,459

Reconciliation of Non-GAAP Information (Dollars in thousands):

Debt-to-Capital Ratios
	June 30, 2023	December 31, 2022
Senior notes, net, loans payable and other borrowings	$1,155,346	$1,150,647
Stockholders' equity	4,248,295	3,949,611
Total capital	$5,403,641	$5,100,258
Debt-to-capital	21.4%	22.6%

Senior notes, net, loans payable and other borrowings	$1,155,346	$1,150,647
Less: cash and cash equivalents	(1,163,243)	(861,561)
Net debt	$(7,897)	$289,086
Stockholders’ equity	4,248,295	3,949,611
Total net capital	$4,240,398	$4,238,697
Net debt-to-capital (1)	(0.2)%	6.8%

(1)Net debt-to-capital reflects certain adjustments to the debt-to-capital ratio and is defined as net debt (debt less cash and cash equivalents) divided by total capital (net debt plus stockholders' equity). Net debt-to-capital is considered a non-GAAP financial measure and should be considered in addition to, rather than as a substitute for, the comparable GAAP financial measures. We believe this non-GAAP financial measure is relevant and useful to investors in understanding our operating results and may be helpful in comparing the Company with other companies in the homebuilding industry to the extent they provide similar information. We encourage investors to understand the methods used by other companies in the homebuilding industry to calculate non-GAAP financial measures and any adjustments thereto before comparing to our non-GAAP financial measures.

About Meritage Homes Corporation
Meritage Homes is the fifth-largest public homebuilder in the United States, based on homes closed in 2022. The Company offers energy-efficient and affordable entry-level and first move-up homes. Operations span across Arizona, California, Colorado, Texas, Florida, Georgia, North Carolina, South Carolina, Tennessee and Utah.
Meritage Homes has delivered over 170,000 homes in its 37-year history, and has a reputation for its distinctive style, quality construction, and award-winning customer experience. The Company is an industry leader in energy-efficient homebuilding, a ten-time recipient of the U.S. Environmental Protection Agency’s ("EPA") ENERGY STAR® Partner of the Year for Sustained Excellence Award since 2013 for innovation and industry leadership in energy efficient homebuilding, and the recipient of the EPA's 2023 Market Leader Award for Certified Homes as well as the EPA's 2022 Indoor airPLUS Leader Award.
For more information, visit www.meritagehomes.com.
The information included in this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include expectations about the housing market in general and expectations about our future results, including but not limited to, our full year projected home closings, home closing revenue, home closing gross margin, effective tax rate and diluted earnings per share.
Such statements are based on the current beliefs and expectations of Company management and current market conditions, which are subject to significant uncertainties and fluctuations. Actual results may differ from those set forth in the forward-looking statements. The Company makes no commitment, and disclaims any duty, except as required by law, to update or revise any forward-looking statements to reflect future events or changes in these expectations. Meritage's business is subject to a number of risks and uncertainties. As a result of those risks and uncertainties, the Company's stock and note prices may fluctuate dramatically. These risks and uncertainties include, but are not limited to, the following: increases in mortgage interest rates and the availability and pricing of residential mortgages; inflation in the cost of materials used to develop communities and construct homes; cancellation rates; supply chain and labor constraints; the ability of our potential buyers to sell their existing homes; our ability to acquire and develop lots may be negatively impacted if we are unable to obtain performance and surety bonds; the adverse effect of slow absorption rates; legislation related to tariffs; impairments of our real estate inventory; competition; home warranty and construction defect claims; failures in health and safety performance; fluctuations in quarterly operating results; our level of indebtedness; our ability to obtain financing if our credit ratings are downgraded; our potential exposure to and impacts from natural disasters or severe weather conditions; the availability and cost of finished lots and undeveloped land; the success of our strategy to offer and market entry-level and first move-up homes; a change to the feasibility of projects under option or contract that could result in the write-down or write-off of earnest money or option deposits; our limited geographic diversification; the replication of our energy-efficient technologies by our competitors; shortages in the availability and cost of subcontract labor; our exposure to information technology failures and security breaches and the impact thereof; the loss of key personnel; changes in tax laws that adversely impact us or our homebuyers; our inability to prevail on contested tax positions; failure of our employees and representatives to comply with laws and regulations; our compliance with government regulations related to our financial services operations; negative publicity that affects our reputation; potential disruptions to our business by an epidemic or pandemic (such as COVID-19), and measures that federal, state and local governments and/or health authorities implement to address it; and other factors identified in documents filed by the Company with the Securities and Exchange Commission, including those set forth in our Form 10-K for the year ended December 31, 2022 and our Form 10-Q for the quarter ended March 31, 2023 under the caption "Risk Factors," which can be found on our website at https://investors.meritagehomes.com.